Exhibit 10.37
Grant No.:
Unilife Corporation
Nonstatutory Stock Option Notice
(page 1 of 2)
This Nonstatutory Stock Option Notice (the “Notice”) evidences the award of nonstatutory stock options (each, an “Option” or collectively, the “Options”) that have been granted to you, Alan D. Shortall, subject to and conditioned upon your agreement to the terms of the attached Nonstatutory Stock Option Agreement (the “Agreement”). The Options entitle you to purchase shares of common stock, par value US$0.01 per share (“Shares”), of Unilife Corporation, a Delaware corporation (the “Company”), under the Unilife Corporation 2009 Stock Incentive Plan (the “Plan”). The number of Shares you may purchase and the exercise price at which you may purchase them are specified below. This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein.
Grant Date: [GRANT DATE]
Number of Options: 834,000 Options, each permitting the purchase of one Share.
Exercise Price: US$[PRICE] per Option
Expiration Date: The Options expire at 5:00 p.m. US Eastern Time on the fifth anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.
Exercisability Schedule: Subject to the terms and conditions described in the Agreement, the Options become vested and exercisable as follows:
•
The table below sets forth the performance milestones (each, a “Performance Milestone”) that apply to the Options. The number of Options set forth opposite each Performance Milestone in the table shall become vested and exercisable upon the successful achievement of that Performance Milestone provided that (i) such achievement occurs on or before the fifth anniversary of the Grant Date and (ii) either your Service with the Company is continuous from the Grant Date through the applicable date upon which such achievement occurs or your Service with the Company was terminated by the Company without Cause prior to the achievement of the Performance Milestone.

Number of
Options Eligible
Performance Milestones	to Vest
Fair Market Value of one Share of Unilife Corporation common stock, on the Nasdaq Stock Market or other US established securities exchange or market on which the stock may be trading at the time, is US$9.45 or more for a minimum of 20 out of any 30 consecutive trading days
250,000 Options
Fair Market Value of one Share of Unilife Corporation common stock, on the Nasdaq Stock Market or other US established securities exchange or market on which the stock may be trading at the time, is US$12.15 or more for a minimum of 20 out of any 30 consecutive trading days
250,000 Options
Fair Market Value of one Share of Unilife Corporation common stock, on the Nasdaq Stock Market or other US established securities exchange or market on which the stock may be trading at the time, is US$17.82 or more for a minimum of 20 out of any 30 consecutive trading days
334,000 Options

Total	834,000 Options

Grant No.:
Unilife Corporation
Nonstatutory Stock Option Notice

(page 2 of 2)
•
For purposes of determining whether a Performance Milestone has been satisfied, if the principal trading market for Unilife Corporation equity securities is the ASX, then (i) each Performance Milestone specified above shall be measured by the equivalent of six times the closing sale price of one CHESS Depository Interest of Unilife Corporation on the ASX, as quoted in Australian dollars and converted to US dollars, and (ii) the closing sale price on each of the relevant trading days shall be converted to US dollars using the average Australia-to-US currency exchange spot rate in effect during the relevant period of trading days, as determined by the Administrator.

•
All of the Options, to the extent not earlier terminated or forfeited, will become vested and exercisable immediately before and contingent upon the occurrence of a Change in Control (notwithstanding whether your Service continues after the Change in Control), upon your death, or upon your ceasing to be employed by the Company by reason of Disability.

UNILIFE CORPORATION

By:

Date:

I acknowledge that I have carefully read the attached Agreement and the prospectus for the Plan and agree to be bound by all of the provisions set forth in these documents.

OPTIONEE

Alan D. Shortall

Date:

Grant No.:
Nonstatutory Stock Option Agreement
under the
Unilife Corporation 2009 Stock Incentive Plan
1. Terminology. Capitalized terms used in this Agreement are defined in the correlating Nonstatutory Stock Option Notice and/or the Glossary at the end of this Agreement.
2. Exercise of Options.
(a) Exercisability. The Options will become exercisable in accordance with the Exercisability Schedule set forth in the Notice.
(b) Right to Exercise. You may exercise the Options, to the extent exercisable, at any time on or before 5:00 p.m. US Eastern Time on the Expiration Date or the earlier termination of the Options, unless otherwise provided under applicable law. Notwithstanding the foregoing, if at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may be unlawful under the laws of any applicable jurisdiction, or US Federal, state or foreign securities laws, the right to exercise the Options or receive Shares pursuant to the Options shall be suspended until the Administrator determines that such delivery is lawful. The Options may be exercised only in multiples of whole Shares and may not be exercised at any one time as to fewer than one hundred Shares (or such lesser number of Shares as to which the Options are then exercisable). No fractional Shares will be issued under the Options.
(c) Exercise Procedure. In order to exercise the Options, you must provide the following items to the Secretary of the Company or his or her delegate before the expiration or termination of the Options:
(i)	notice, in such manner and form as the Administrator may require from time to time, specifying the number of Shares to be purchased under the Options;
(ii)
full payment of the Exercise Price for the Shares or properly executed, irrevocable instructions, in such manner and form as the Administrator may require from time to time, to effectuate a broker-assisted cashless exercise, each in accordance with Section 2(d) of this Agreement; and

(iii)	full payment of applicable withholding taxes pursuant to Section 6 of this Agreement.
An exercise will not be effective until the Secretary of the Company or his or her delegate receives all of the foregoing items, and such exercise otherwise is permitted under and complies with all applicable US Federal, state and foreign securities laws.
(d) Method of Payment. You may pay the Exercise Price by:
(i)	delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Administrator in its discretion;
(ii)
a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System (or in accordance with the rules of another applicable regulatory body) through a brokerage firm approved by the Administrator;

(iii)
tender (via actual delivery or attestation) to the Company of other Shares or CHESS Depository Interests of the Company which have a Fair Market Value on the date of tender equal to the Exercise Price;

(iv)	subject to such limits as the Administrator may impose from time to time, net settlement;
(v)	any other method approved by the Administrator; or
(vi)	any combination of the foregoing.
(e) Issuance of Shares upon Exercise. The Company shall issue to you the Shares underlying the Options you exercise as soon as practicable after the exercise date, subject to the Company’s receipt of the aggregate exercise price and the requisite withholding taxes, if any. Upon issuance of such Shares, the Company may deliver, subject to the provisions of Section 7 below, such Shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason, or may retain such Shares in uncertificated book-entry form. Any share certificates delivered will, unless the Shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such Shares and referencing the Holding Period requirement described at Section 4(b) of this Agreement. If you exercise an Option when CHESS Depository Interests of the Company are listed for trading on the ASX, you may request that the Shares acquired upon exercise be delivered in the form of CHESS Depository Interests.
3. Termination of Service.
(a) Termination of Unexercisable Options. If your Service with the Company ceases for any reason other than your death, Disability, or a termination by the Company without Cause, the Options that are then unexercisable will terminate immediately upon such cessation.
(b) Exercise Period Following Termination of Service. If your Service with the Company ceases for any reason, the Options that are then exercisable will terminate upon the Expiration Date.
4. Restrictions on Transfer.
(a) These Options and, before exercise, the underlying Shares are nontransferable otherwise than by will or the laws of descent and distribution and, during your lifetime, the Options may be exercised only by you or, during the period you are under a legal disability, by your guardian or legal representative. Except as provided above, the Options and, before exercise, the underlying Shares may not be assigned, transferred, pledged, hypothecated, subjected to any “put equivalent position,” “call equivalent position” (as each preceding term is defined by Rule 16(a)-1 under the Securities Exchange Act of 1934), or short position, or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.
(b) Unless determined otherwise by the Administrator, for the period that commences upon the date that an Option becomes vested and exercisable and ends on the one-year anniversary of that date (the “Holding Period”), the Share subject to that Option may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process, and you may not enter into a put, call or other transaction to hedge the risk of holding such Share; provided, however, that the Holding Period shall expire on the date on which a Change in Control occurs and on the date on which your Service with the Company terminates for any reason. The provisions of this Section 4(b) shall not apply to any Share that, in order to pay the exercise price or satisfy tax withholding obligations that arise in connection with the exercise of an Option granted under this Agreement, is surrendered to the Company or is sold in the open market and the sale proceeds are delivered to the Company.

(c) The Company shall be entitled to place a stop transfer order on the Shares until the Holding Period described in Section 4(b) expires. Any attempt to sell, transfer, pledge, assign or otherwise alienate or hypothecate any such Shares in contravention of the restrictions set forth in Section 4(a) or Section 4(b) shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Shares have been transferred in contravention of this Agreement.
5. Nonqualified Nature of the Options. The Options are not intended to qualify as incentive stock options within the meaning of Code section 422, and this Agreement shall be so construed. You hereby acknowledge that, upon exercise of the Options, you will recognize compensation income in an amount equal to the excess of the then Fair Market Value of the Shares over the Exercise Price and must comply with the provisions of Section 6 of this Agreement with respect to any tax withholding obligations that arise as a result of such exercise.
6. Tax Withholding and Excise Tax Adjustments.
(a) At the time the Options are exercised, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll or any other payment of any kind due to you and otherwise agree to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Options. The Company may require you to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Options or issuance of share certificates representing Shares. The Administrator may, in its sole discretion, permit you to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Options either by electing to have the Company withhold from the Shares to be issued upon exercise that number of Shares, or by electing to deliver to the Company already-owned Shares, in either case having a Fair Market Value not in excess of the amount necessary to satisfy the statutory minimum withholding amount due.
(b) Excise Tax Adjustments.
(i) Notwithstanding any other provision herein or any provision in an employment, severance, change in control or similar agreement to the contrary, in the event it shall be determined that any payment in the nature of compensation by the Company to you or for your benefit, whether paid, payable, distributed or distributable pursuant to this Agreement or otherwise (including, without limitation, any severance payment or accelerated vesting of stock options or restricted stock granted by the Company) (each, a “Payment” and collectively, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then the Total Payments shall be reduced (the “Reduction”) to the minimum extent necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax; provided, however, that such Reduction shall be made only if, by reason of such Reduction, the net after-tax benefit received by you (or for your benefit) shall exceed the net after-tax benefit that would be received by you (or for your benefit) if no such Reduction was made and you bore the Excise Tax payment liability.

(ii) If a Reduction is required pursuant to the terms of Section 6(b)(i), the Total Payments shall be reduced in the following order: any Payments constituting cash severance shall be reduced first, any other Payments in the nature of cash compensation shall be reduced second, the number or accelerated vesting of outstanding equity awards other than stock options shall be reduced third, and lastly, the number or accelerated vesting of outstanding stock options shall be reduced.
(iii) If it shall be determined that any Payment would be subject to the Excise Tax and applying the Reduction would not result in a greater net after-tax benefit to you than if no such Reduction was made and you bore the Excise Tax payment liability, then you shall be entitled to receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. In all events, the Gross-Up Payment, if any, shall be made by no later than the December 31st following the calendar year in which you remit the Excise Tax.
(iv) All determinations required under this Section 6(b), including without limitation whether a Reduction shall be applied, the amount of such Reduction, and/or the amount of any Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company and reasonably acceptable to you (which may be, but will not be required to be, the Company’s independent auditors) and such determinations shall be binding on the Company and you.
7. Adjustments. The Administrator may make various adjustments to your Options, including adjustments to the number and type of securities subject to the Options and the Exercise Price, in accordance with the terms of the Plan. In the event of any transaction resulting in a Change in Control (as defined in the Plan) of the Company, the outstanding Options will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Options by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, you will be permitted, immediately before the Change in Control, to exercise or the outstanding Options.
8. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement will alter your employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between you and the Company, or as a contractual right for you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the failure of any of the Options to become exercisable or any other adverse effect on your interests under the Plan or this Agreement.
9. No Rights as a Stockholder. You shall not have any of the rights of a stockholder with respect to the Shares until such Shares have been issued to you upon the due exercise of the Options. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued.
10. The Company’s Rights. The existence of the Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11. Entire Agreement. This Agreement, together with the correlating Nonstatutory Stock Option Notice and the Plan, contain the entire agreement between you and the Company with respect to the Options. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Options shall be void and ineffective for all purposes.
12. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Options or Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by you and the Company.
13. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.
14. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include the city and state in which the principal executive offices of the Company are located on the date on which the suit arises, and you hereby agree and submit to the personal jurisdiction and venue thereof.
15. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
16. Section 409A. This Agreement and the Options granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. Nothing in the Plan or this Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Options. Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Administrator and without requiring your consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. The foregoing, however, shall not be construed as a guarantee by the Company of any particular tax effect to you.
17. Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Options, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

18. No Future Entitlement. By execution of the Notice, you acknowledge and agree that: (i) the grant of these Options is a one-time benefit which does not create any contractual or other right to receive future grants of stock options, or compensation in lieu of stock options, even if stock options have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock options shall be granted or shall become exercisable, the maximum number of shares subject to each stock option, and the purchase price, will be at the sole discretion of the Administrator; (iii) the value of these Options is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of these Options is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Options ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) if the underlying Shares do not increase in value, these Options will have no value, nor does the Company guarantee any future value; and (vii) no claim or entitlement to compensation or damages arises if these Options do not increase in value and you irrevocably release the Company from any such claim that does arise.
19. Personal Data. For the exclusive purpose of implementing, administering and managing these Options, you, by execution of the Notice, consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, exercised, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of these Options and the Plan and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage these Options. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock option.
{Glossary begins on next page}

GLOSSARY
(a) “Administrator” means the Board of Directors of Unilife Corporation or such committee or committees appointed by the Board to administer the Plan.
(b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Unilife Corporation (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.
(c) “ASX” means ASX Limited ACN 008 624 691 or the securities market which it operates, as the context requires.
(d) “Cause” means the occurrence of an event that allows the Company to terminate your employment without notice as specified in section 15.3 of the Executive Employment Agreement, dated October 26, 2008, between you and Unilife Medical Solutions Limited or, if there is a successor employment agreement between you and the Company in effect immediately before your termination of Service, then “Cause” shall have the meaning ascribed to such term or words of similar import in such successor employment agreement.
(e) “Change in Control” has the meaning ascribed thereto in the Plan.
(f) “Code” means the Internal Revenue Code of 1986, as amended.
(g) “Company” means Unilife Corporation and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Unilife Corporation.
(h) “Disability” means any medically determinable physical or mental impairment that is expected to be permanent in nature and which renders you, in the good faith judgment of the Administrator, unable to perform the essential duties of your position.
(i) “Fair Market Value” has the meaning ascribed thereto in the Plan.
(j) “Holding Period” means the period described in Section 4(b) of this Agreement as it is measured from the vesting date of each Option.

(k) “Notice” or “Nonstatutory Stock Option Notice” means the Nonstatutory Stock Option Notice evidencing the award of the Options that correlates with and makes up a part of this Agreement.
(l) “Service” means your employment with the Company and its Affiliates. Your Service with the Company and its Affiliates will be considered to have ceased if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not Unilife Corporation or its successor, or an Affiliate of Unilife Corporation or its successor.
(m) “Shares” means shares of common stock of the Company, par value US$0.01 per share.
(n) “You”; “Your”. “You” or “your” means the recipient of the award of Options as reflected on the Notice. Whenever the Agreement refers to “you” under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to your estate, personal representative, or beneficiary to whom the Options may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person.
{End of Agreement}